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                                                                      EXHIBIT 11

                   Quaker State Corporation and Subsidiaries

                 STATEMENT re COMPUTATION OF PER SHARE EARNINGS

                      (in thousands except per share data)

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                                                                                YEAR ENDED DECEMBER 31,
                                                                        -----------------------------------------
                                                                         1994            1993              1992
                                                                         ----            ----              ----
1. Net income (loss)............................................        $ 18,766        $ 13,702        $ (93,848)
                                                                        ========        ========        =========
2. Average number of shares of capital stock outstanding........          28,368          27,203           27,152

3. Shares issuable upon exercise of dilutive stock options
   outstanding during the year, based on average market
   prices.......................................................              91              31               32

4. Shares issuable upon exercise of dilutive stock options
   outstanding during the year, based on higher of
   average or year-end prices...................................              96              49               33

5. Average number of capital and capital equivalent shares
   outstanding (2 + 3)..........................................          28,459          27,234           27,184
                                                                        ========        ========        =========

6. Average number of capital shares outstanding, assuming
   a full dilution (2 + 4)......................................          28,464          27,252           27,185
                                                                        ========        ========        =========
7. Net income (loss) per capital and equivalent share
   (1 divided by 5).............................................            $.66            $.50           $(3.45)
                                                                        ========        ========        =========

8. Net income (loss) per capital share, assuming full dilution
   (1 divided by 6) ............................................            $.66            $.50           $(3.45)
                                                                        ========        ========        =========


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